    As filed with the Securities and Exchange Commission on January 14, 1997
                                               Registration No. 333-____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              --------------------

                            INLAND CASINO CORPORATION
               (Exact name of issuer as specified in its charter)


             Utah                                        33-0618806
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


4225 Executive Square, Suite 1650, La Jolla, California     92037
       (Address of principal executive offices)          (Zip Code)


                            INLAND CASINO CORPORATION
                             1995 STOCK OPTION PLAN
                            (Full Title of the Plan)

                              --------------------

                                 Bruce G. Cohne
                           Cohne, Rappaport and Segal
                         525 East First South, 5th Floor
                           Salt Lake City, Utah 84102
                     (Name and address of agent for service)

                                 (801) 532-2666
                     (Telephone number, including area code,
                              of agent for service)

                        Copies of all communications to:

                           John F. Della Grotta, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                        695 Town Center Drive, 17th Floor
                          Costa Mesa, California 92626
                                 (714) 668-6210

                              --------------------

                         CALCULATION OF REGISTRATION FEE


========================================================================================
                                       Proposed           Proposed
   Title of           Amount            Maximum            Maximum          Amount of
 Securities to         to be        Offering Price        Aggregate       Registration
 be Registered      Registered       Per Share(1)     Offering Price(1)         Fee

 Common Stock        4,000,000         $3.9375           $15,750,000        $4,772.73
  ($.001 par         shares(2)
    value)
========================================================================================


(1) In accordance with Rule 457(h)(1), the price of the securities has been estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee, and the price listed is the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ National Market on January 10, 1997.

(2) As presently constituted, plus such indeterminate number of shares as may become subject to the 1995 Stock Option Plan (the "Plan") as a result of the adjustment provisions set forth in the Plan and agreements entered into pursuant thereto.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed by Inland Casino Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

       (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

       (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

       (c) The description of the Company's common stock, which is contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

       Inapplicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Inapplicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Sections 16-10a-901 through 16-10a-909 of the Utah Revised Business Corporation Act (the "URBCA") requires a corporation to provide indemnification to its directors, officers, employees or other agents under certain circumstances and permits a corporation to provide indemnification in other circumstances upon a determination that indemnification of the agent is proper under the circumstances because the agent has met the applicable standard of conduct.

       Article VIII of the Company's Amended and Restated Articles of Incorporation provides that (i) each director, officer, employee or agent of the Company shall be indemnified by the Company against all reasonable expenses and liabilities incurred by or imposed upon such person in connection with any proceeding to which such person may be a party or may become involved by reason of being or having been a director, officer, employee or agent of the Company, except in cases of willful misfeasance or malfeasance, willful misconduct or gross negligence; (ii) such right of indemnification shall not be exclusive;
(iii) such indemnification shall be to the fullest extent permitted by the URBCA and other applicable law; and (iv) the Company's directors shall not be personally liable to the Company or its shareholders for any action or omission made in good faith as a director, officer, employee or agent of the Company.
Article IX of the Company's Amended and Restated Articles of Incorporation provides that no person shall be liable to the Company for any action or omission made in good faith by a director, officer, employee or agent of the Company if such person (i) used the same degree of care and skill as a prudent person would have used under similar circumstances in the conduct of his or her own affairs, or (ii) relied upon the advise of counsel for the Company, statements made or information furnished by officers or employees of the Company which he or she had reasonable grounds to believe, or financial statements of the Company prepared by an officer or employee of the Company in charge of its accounting or certified by a public accountant.

       Article VII, Section 6 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by the URBCA.

       A predecessor of the Company, Inland Casino Corporation, a Delaware corporation ("ICC II") adopted a form of Indemnification Agreement for certain of its directors. As a result of the merger of ICC II into the Company as of May 22, 1995, the Company became a party to such Indemnification Agreements. The Indemnification Agreements remain in effect with respect to certain of the Company's current and former directors. The Indemnification Agreements provide, among other things, for indemnification to the fullest extent authorized or permitted by the Delaware Corporations Code and, subject to certain exceptions, for indemnification in excess of that authorized or permitted by the Delaware Corporations Code. The Indemnification Agreements also provide certain procedures relating to indemnification and advancement of expenses.

       In addition, the Company currently carries limited insurance coverage for its directors and officers. The Indemnification Agreements provide protections beyond those currently available from the Company's existing director's and officer's liability insurance.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.


       Inapplicable.

ITEM 8.  EXHIBITS.

      4.1 The Company's 1995 Stock Option Plan, previously filed as Appendix A to the Company's Proxy Statement dated October 30, 1995, filed with the Commission on October 30, 1995 (File No. 0-11532), which is incorporated herein by reference.

      4.2 Amended and Restated Articles of Incorporation of the Company, previously filed as Exhibit 3.1 to the Company's Form 10-KSB for its fiscal year ended June 30, 1995, filed with the Commission on October 12, 1995 (File No. 0-11532), which is incorporated herein by reference.

      4.3      Amended and Restated Bylaws of the Company, previously filed as
               Exhibit 3.1 to the Company's Form 10-QSB for the quarterly period ended March 31, 1996, filed with the Commission on May 17, 1996 (File No. 0-11532), which is incorporated herein by reference.

      5.       Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP.

     23.1      Consent of Grant Thornton LLP.

     23.2 Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

     24.       Power of Attorney (set forth on page 5).


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

               (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on this 14th day of January, 1997.


                                     INLAND CASINO CORPORATION



                                 By:   /s/ L. Donald Speer, II
                                       ---------------------------------------
                                       L. Donald Speer, II
                                       Chairman of the Board and Chief Executive
                                       Officer




                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints L. Donald Speer, II, Arthur R. Pfizenmayer and Duane M. Eberlein, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


       Signature                 Capacity
       ---------                 --------

/s/ L. Donald Speer, II          Chairman of the Board,         January 14, 1997
-------------------------        Chief Executive Officer
    L. Donald Speer, II          and Director (Principal
                                 Executive Officer)


/s/ Arthur R. Pfizenmayer        President, Chief               January 14, 1997
-------------------------        Operating Officer and
    Arthur R. Pfizenmayer        Director


/s/ Andrew B. Laub               Executive Vice President,      January 14, 1997
-------------------------        Finance and Development,
    Andrew B. Laub               Treasurer and Director


/s/ G. Fritz Opel                Executive Vice President,      January 14, 1997
-------------------------        Marketing and Consulting
    G. Fritz Opel                Services and Director


/s/ Duane M. Eberlein            Vice President, Chief          January 14, 1997
-------------------------        Financial Officer, Secretary
    Duane M. Eberlein            and Director (Principal
                                 Financial and Accounting
                                 Officer)


                                 Vice President, Governmental
-------------------------        Regulations and Director
    Jana McKaeg


                                 Director
-------------------------
    Forrest J. Gerard


/s/ Cornelius E. Smyth           Director                       January 14, 1997
-------------------------
    Cornelius E. Smyth

                                INDEX TO EXHIBITS



  EXHIBIT
  NUMBER                     DESCRIPTION
  -------                    -----------

    4.1 The Company's 1995 Stock Option Plan, previously filed as Appendix A to the Company's Proxy Statement dated October 30, 1995, filed with the Commission on October 30, 1995 (File No. 0-11532), which is incorporated herein by reference.

    4.2 Amended and Restated Articles of Incorporation of the Company, previously filed as Exhibit 3.1 to the Company's Form 10-KSB for its fiscal year ended June 30, 1995, filed with the Commission on October 12, 1995 (File No. 0-11532), which is incorporated herein by reference.

    4.3 Amended and restated Bylaws of the Company, previously filed as Exhibit 3.1 to the Company's Form 10-QSB for the quarterly period ended March 31, 1996, filed with the Commission on May 17, 1996 (File No. 0-11532), which is incorporated herein by reference.

    5.            Opinion (and consent) of Paul, Hastings, Janofsky & Walker
                  LLP.

   23.1           Consent of Grant Thornton LLP.

   23.2 Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

   24.            Power of Attorney (set forth on page 5).